Exhibit 10.4

DIGITALGLOBE, INC.
2007 EMPLOYEE STOCK OPTION PLAN

____________________________

Form of Performance Share Unit Award Agreement

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You are hereby awarded the following grant of performance share units (the “PSUs”) with respect to the common stock of DigitalGlobe, Inc. (the “Company”), subject to the terms and conditions set forth in this Performance Share Unit Award Agreement (the “Award Agreement”) and in the DigitalGlobe, Inc. 2007 Employee Stock Option Plan (the “Plan”). You should carefully review these documents, and consult with your personal financial advisor, before accepting this award. This Award is conditioned on your electronic execution of this Award Agreement.

By accepting this Award Agreement, you agree to be bound by all of the Plan’s terms and conditions as if they had been set out verbatim below.  In addition, you recognize and agree that all determinations, interpretations, or other actions respecting the Plan and this Award Agreement  will be made by the Company’s Board of Directors or any Committee appointed by the Board of Directors (the “Committee”) to administer the Plan, and shall (in the absence of material and manifest bad faith or fraud) be final, conclusive and binding on all parties, including you and your successors in interest.  Terms that begin with initial capital letters have the special meanings set forth in the Plan or in this Award Agreement (unless the context indicates otherwise).

1. Specific Terms. This Award shall have, and be interpreted according to, the following terms, subject to the provisions of the Plan in all instances:

Grantee’s ID#: %%EMPLOYEE_IDENTIFIER%%

Grantee’s Name: %%FIRST_NAME%% %%MIDDLE_NAME%% %%LAST_NAME%%

Award Number: %%OPTION_NUMBER%%

Award Type: Performance Share Unit

Award Date: %%OPTION_DATE%%

Shares Granted: %%TOTAL_SHARES_GRANTED%%

Vesting Date: Subject to completion of the Company’s annual audit for the fiscal years ending December 31, 2014-16, the shares will vest on March 31, 2017 provided the threshold of the Performance Criteria is met

Metric: Vesting of this award is based on the achievement of Free Cash Flow Return On Invested Capital (FCF ROIC) goals

Definition: “FCF ROIC” for a calendar year means:

A ratio of Annual Free Cash Flow, divided by the sum of Debt plus Equity less unrestricted cash, cash equivalents and marketable securities averaged over the most recent three years

(i) the Company’s Free Cash Flow to Firm divided by (ii) the total of the average debt and average stockholder equity minus the average cash, cash equivalents and marketable securities determined on a simple trailing average basis over the past three years

Maximum Number of Shares Issuable:  200% of Target Shares

Performance Period: January 1, 2014 to December 31, 2016

Average of 3 Years of Performance: Each of the three performance fiscal years, starting with fiscal year 2014, will be calculated as a third of the total payout as described in the Performance Criteria.

Performance Criteria:  The following number of shares shall be issued based on the achievement of FCF ROIC goals during the Performance Period as specified in the chart below:

FCF ROIC for the Period	Number of Shares to Be Issued*
Less than 3%	None
3%	50% of Target Shares
6%	100% of Target Shares
9% or More	200% of Target Shares

*  For performance between 3% and 6% and 6% and 9%, the number of Shares to be issued shall be determined by linear interpolation.  For example, if FCF ROIC were 7.5%, 150% of Target Shares would be issued.

Rounding: Performance Metrics will be rounded up to the nearest whole percentage and shares will be determined by rounding up to the nearest whole share in a fractional payout situation

For Purposes Hereof:

“Free Cash Flow” is calculated as cash provided by operating activities less cash used in investing activities

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1The Committee shall appropriately adjust Revenues, Expenses and Cash Flows as deemed necessary (1) to eliminate the effects of charges for restructurings, discontinued operations, acquisitions over $50 million, and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the acquisition or disposal of a segment of a business or related to a change in accounting principle, as well as the cumulative effect of accounting changes, in each case as determined in accordance with generally accepted accounting principles or identified in the Company’s financial statements or notes to the financial statements, and (2) to exclude any of the following events that occurs during the performance period: (A) asset write-downs, (B) litigation, claims, judgments or settlements, (C) the effect of changes in tax law or other such laws or provisions affecting reported results, and (D) accruals for reorganization and restructuring programs.

2. Termination of Continuous Service.  Subject to Section 4.B., if your Continuous Service with the Company terminates for any reason prior to a Vesting Date, this Award shall terminate, all unvested PSUs shall be forfeited without the transfer of any Shares to you, and you shall have no further rights with respect to the unvested PSUs.

3. Settlement of PSUs.  PSUs that vest pursuant to Section 1 (“Vested PSUs”) shall, subject to Section 13.B, be settled by the delivery to you or a designated brokerage firm of one Share per Vested PSU as soon as practicable following the applicable Vesting Date and your satisfaction of applicable tax withholding requirements.

4. Change in Control.  If there is a Change in Control, notwithstanding any other provision of this Award Agreement or of any employment, severance protection or other agreement but subject to Section 13.B, all unvested PSUs shall be treated as follows:

A.If the PSUs are not continued, assumed or substituted by your employer (or an Affiliate of such employer) that engages you immediately following the Change in Control, the PSUs shall fully vest upon the occurrence of the Change in Control.  For each such PSU, you shall receive the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Shares for each Share held on the effective date of the Change in Control.

B.If the PSUs are continued, assumed or substituted  by your employer (or an Affiliate of such employer) that engages you immediately following the Change in Control, the PSUs shall continue to vest on the applicable Vesting Date(s), subject to your continued employment through the applicable Vesting Date; provided, however, that if (i) your employment is terminated other than for Cause, or (ii) you are subject to an employment or severance protection agreement that provides severance benefits in the result you resign for Good Reason and you resign for Good Reason, in either case within twelve months (except to the extent otherwise specified in your employment, severance protection or other agreement) following the Change in Control, the PSUs shall fully vest upon such termination or resignation and shall be settled as promptly as practicable following such termination.  “Good Reason” shall have the meaning specified in your unexpired employment agreement or severance protection agreement, if any.

For purposes hereof, the unvested PSUs shall be considered “assumed” if, following the Change in Control, the unvested PSUs confer the right to receive, for each Share subject to the unvested PSUs immediately prior to the Change in Control, (i) the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the Change in Control, or (ii) common stock of the successor to the Company of substantially equivalent economic value to the consideration received in the Change in Control by holders of Shares for each Share held on the effective date of the Change in Control (as determined by the Committee in its discretion).  The unvested PSUs will be considered “substituted for” if the successor or acquirer replaces the unvested PSUs with equity awards of substantially equivalent economic value measured as of the date the Change in Control occurs (as determined by the Committee in its sole discretion).

In all events, any action under this Section 4 shall comply with the applicable requirements of Section 409A of the Code (such that, for the avoidance of doubt, no action shall be taken by the Committee pursuant to this Section 4 that would violate the requirements of Section 409A of the Code).

5. Rights as Shareholder. You shall have no right to receive dividends or vote Shares until the Shares are delivered to you in settlement of Vested PSUs.

6. Restrictions on Transfer. Without the prior written consent of the Committee and subject to Section 13.B, this Award Agreement and the PSUs may not be sold, pledged, hypothecated, disposed of or otherwise transferred, except that Shares may be transferred in accordance with applicable law following settlement of the PSUs.  If the Committee permits any transfer of this Award Agreement and the PSUs, any transferee shall succeed and be subject to all of the terms of this Award Agreement and the Plan.

7. Taxes.  By accepting  this Award Agreement, you acknowledge that you shall be solely responsible for the satisfaction of any taxes that may arise with respect to the grant, vesting or settlement of the PSUs, and that neither the Company nor the Committee shall have any obligation whatsoever to pay such taxes; provided that the Company’s obligation to withhold taxes with respect to the issuance of the Shares shall be satisfied by any method acceptable to the Committee (including withholding of Shares, but only up to the minimum legally-required tax withholdings). In the event that any payment or benefit received or to be received by you pursuant to the Plan or otherwise (collectively, the “Payments”) would result in a “parachute payment” as described in Section 280G of the Code (or any successor provision), notwithstanding the other provisions of this Award Agreement, the Plan, or any other agreement or arrangement (but subject to any contrary provisions of any separate unexpired employment or other agreement between you and the Company), such Payments shall not, in the aggregate, exceed the maximum amount that may be paid to you without triggering golden parachute penalties under Section 280G and related provisions of the Code, as determined in good faith by the Company’s independent auditors. If any benefits must be cut back to avoid triggering such penalties, they shall be cut back in the priority order designated by the Company. If an amount in excess of the limit set forth in this Section 7 is paid to you, you shall repay the excess amount to the Company on demand, with interest at the rate provided for in Code Section 1274(b)(2)(B) (or any successor provision). The Company and you agree to cooperate with each other in connection with any administrative or judicial proceedings concerning the existence or amount of golden parachute penalties. The foregoing reduction, however, shall only apply if it increases the net amount you would realize from Payments, after payment of income and excise taxes on such Payments. This Award Agreement shall be construed and interpreted to comply with Section 409A of the Code so as to avoid any tax, penalty, or interest thereunder.

8. Notices.    Any notice or communication required or permitted by any provision of this Award Agreement to be given to you shall be in writing and generally shall be delivered electronically, personally, or by certified mail, return receipt requested, addressed to you at the last address that the Company had for you on its records.  Any notice or communication required or permitted by any provision of this Award Agreement to be given by you must be in writing and delivered personally or by certified mail, return receipt requested, addressed to the Company’s Stock Plan Manager at its corporate headquarters.  Each party may, from time to time, by notice to the other party hereto, specify a new e-mail or address for delivery of notices relating to this Award Agreement.  Any such notice shall be deemed to be given as of the date such notice is electronically or personally delivered or properly mailed.

9. Binding Effect.  Except as otherwise provided in this Award Agreement or in the Plan, every covenant, term, and provision of this Award Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, transferees, and assigns.

10. Modifications.  This Award Agreement may be modified or amended at any time, in accordance with Section 14 of the Plan and provided that you must consent in writing to any modification that adversely and materially affects your rights or obligations under this Award Agreement (with such an effect being presumed to arise from a modification that would trigger a violation of Section 409A of the Code).  Notwithstanding the foregoing, the Committee may, however, take any action permitted by Section 12 of the Plan without your written consent.

11. Headings.  Section and other headings contained in this Award Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope or intent of this Award Agreement or any provision hereof.

12. Severability.  Every provision of this Award Agreement and of the Plan is intended to be severable.  If any term hereof is illegal or invalid for any reason, such illegality or invalidity shall not affect the validity or legality of the remaining terms of this Award Agreement.

13. Plan Governs; Deferrals.

A.By accepting this Award Agreement, you acknowledge that you have received a copy of the Plan and that your Award Agreement is subject to all the provisions contained in the Plan, the provisions of which are made a part of this Award Agreement and your Award is subject to all interpretations, amendments, rules and regulations which from time to time may be promulgated and adopted pursuant to the Plan.  In the event of a conflict between the provisions of this Award Agreement and those of the Plan, the provisions of the Plan shall control.

B.If you are eligible to participate in the Company’s Deferred Compensation Plan, as amended from time to time (the “DCP”), and you timely make a deferral election under and in accordance with the DCP with respect to this Award, the portion of this Award covered by such deferral election shall also be subject to, and paid in accordance with, the DCP.

14. Investment Purposes. By accepting this Award Agreement, you represent and warrant that any Shares issued to you will be held for investment purposes only for your own account, and not with a view to, for resale in connection with, or with an intent in participating directly or indirectly in, any distribution of such Shares within the meaning of the Securities Act of 1933, as amended.

15. Not a Contract of Employment.  By accepting this Award Agreement you acknowledge and agree that (i) any person who is terminated before full vesting of an award, such as the one granted to you by this Award Agreement, could claim that he or she was terminated to preclude vesting; (ii) you promise never to make such a claim; (iii) nothing in this Award Agreement or the Plan confers on you any right to continue an employment, service or consulting relationship with the Company, nor shall it affect in any way your right or the Company’s right to terminate your employment, service, or consulting relationship at any time, with or without Cause; (iv) unless you have a written agreement signed by the Company’s President providing otherwise, you are an at-will employee who may be terminated at any time and for any or no reason; and (v) the Company would not have granted this Award to you but for these acknowledgments and agreements.

16. Long-term Consideration for Award.  By accepting this Award Agreement you acknowledge the terms and conditions set forth in Section 24 of the Plan and that such terms are hereby incorporated by reference and made an integral part of this Award Agreement.  An invalidation of all or part of Section 24 of the Plan, or your commencement of litigation to invalidate, modify, or alter the terms and conditions set forth in this Section 16 or Section 24 of the Plan, shall cause this Award to become null, void, and unenforceable.  You further acknowledge and agree that the terms and conditions of this Section 16 and Section 24 of the Plan shall survive both (i) the termination of your Continuous Service for any reason, and (ii) the termination of the Plan, for any reason.  You acknowledge and agree that the grant of PSUs in this Award Agreement is just and adequate consideration for the survival of the restrictions set forth herein, and that the Company may pursue any or all of the following remedies if you either violate the terms of this Section 16 or Section 24 of the Plan or succeed for any reason in invalidating any part of it (it being understood that the invalidity of any term hereof would result in a failure of consideration for the Award):

(i)	declaration that the Award is null and void and of no further force or effect;
(ii)	recapture of any cash paid or Shares issued to you, or any designee or beneficiary of you, pursuant to the Award;
(iii)

recapture of the proceeds, plus reasonable interest, with respect to any Shares that are both issued pursuant to this Award and sold or otherwise disposed of by you, or any designee or beneficiary of you.

The remedies provided above are not intended to be exclusive, and the Company may seek such other remedies as are provided by law, including equitable relief.  You acknowledge and agree that your adherence to the foregoing requirements will not prevent you from engaging in your chosen occupation and earning a satisfactory livelihood following the termination of your employment with the Company

17. Electronic Delivery.  You hereby consent to the delivery of information (including, without limitation, information required to be delivered to you pursuant to applicable securities laws) regarding the Company, the Plan, and the Shares via Company web site, email or other means of electronic delivery.

18. Governing Law.  The laws of the State of Colorado, to the extent not preempted by United States federal law, shall govern the validity of this Award Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto.